EXHIBIT 10.17

Miner Hosting Service Contract

This Miner Hosting Service Contract (the “Contract”) is entered into between the User/You (hereinafter referred to as “User” or “You”) and Ethereal Tech Pte. Ltd. (hereinafter referred to as “BitFuFu”, “We” or “Company”, with the User/You, collectively referred to as the “parties” and respectively a “party”) in relation to the operation and management of relevant mining equipment (hereinafter referred to as “Miner”). Once the User/You click or check “Agree to this Contract”, the User/You shall be deemed to have read, understood and agreed to all the terms and conditions of this Contract which shall constitute a document that is legally binding on both parties.

Risk Clause

1.	The User is aware of the following risks of the Miner and cryptocurrency industry, and assumes the possible losses at its own will:

a)	There are regulatory risks in the cryptocurrency industry, which may result in a significant increase or decrease in the price or value of cryptocurrency and the risks of inability to change into real currency. Please note that it is possible that the price of cryptocurrency could drop to zero;

b)	The computing power of the whole network may increase significantly, resulting in a significant decline in Miner output;

c)	The Miner has the risk of suffering from loss and damage during operation, accident and transportation;

d)	There may be accidents such as power failure and network disconnection in the IT Room (as defined below), which may lead to the risk of Miner shutdown;

e)	The IT Room may stop operation due to Force Majeure (as defined below), and the Miners need to be transferred to other IT Rooms, resulting in the risk of downtime for a period of time;

f)	The risks of shortage of IT Room and the fluctuation of the Service Charges price;

g)	The risks network or service disruption or data loss or identity theft as a result of hacker or virus attacks; and

h)	Exchange risks. If you fail to purchase the miner hosting service due to insufficient miner space available in the IT Room, BitFuFu will refund Your prepayment (if any). When refunding, the total refundable amount is equal to the total amount of US Dollars paid, and the refund shall be paid in the original payment currency at the exchange rate at the time of the refund.

BitFuFu shall take measures to reduce the loss, submit briefing and relevant basis of any risk or accident to the User according to the situation and restore the normal operation of the Miners as soon as possible.

2.	The risks associated with the Miners and the cryptocurrency industry listed in this Risk Clause (the “Industry Risks”) are not exhaustive and other risks may arise in the future that could result in the User not receiving any revenue, suffering financial loss, or termination of the services we provide, and BitFuFu shall not be liable for any damage or liability suffered by the User arising from or resulting from any potential Industry Risks.

3.	If BitFuFu is unable to perform its obligations under this Contract due to Force Majeure, BitFuFu shall not be liable for any damage or liability suffered by the User due to Force Majeure.

I. The Hosted Miner

1.	The User entrusts BitFuFu to operate and manage your Miner. Both parties acknowledge and agree that relevant management and operation services shall be performed in accordance with the rules on the BitFuFu platform. The detailed information of hosted Miners will be agreed and displayed in your system account “My Order”.

2.	The User shall bear the Operation Fee (as defined below) for the Miner according to this Contract. The User shall not be entitled to terminate the Hosting Services (as defined below) prior to the satisfaction of the conditions for termination of the Hosting Services contemplated in this Contract.

II. Miner Deployment

The User entrusts BitFuFu to deploy the Miner in the cloud computing IT room (the “IT Room”) provided by BitFuFu whereby the operation management shall be subject to the rules of BitFuFu.

III. Parties’ Rights and Obligations

1.	The User/You represents, warrants, and covenants that you have full legal capacity, right, power and authority to execute and perform its obligations under this Contract.

2.	BitFuFu shall provide professional technology and management staff, power facilities, broadband network, security monitor, server and other services, and be responsible to ensure the stable operation of the Miner. BitFuFu shall strive for the best interests for the User, but the BitFuFu shall not be held liable for any loss and liability except where such loss or liability is caused by intentional misconduct of BitFuFu.

3.	The User/You confirms and agrees that the User/You shall be liable for all risks and liabilities caused by delayed deployment , or differences between the actual and the theoretical power consumption and hash rate amount of Miners, except where such aforementioned events result from intentional misconduct of BitFuFu.

4.	The cryptocurrency wallet address by which the User will receive the net output of the Miners can be changed by the User.

5.	The User/You confirms that it is entitled to the ownership of the hosted Miner (i.e. The Miners to be entrusted by the User/You will only be accepted by BitFuFu to providing hosting service after BitFuFu confirms the User’s ownership to such Miners). If the User’s information changes, it shall be updated promptly at BitFuFu’s side and on the platform. Otherwise, all the consequences arising therefrom shall be borne by the User/You.

6.	BitFuFu makes no commitment on the mining outputs of Miners. Both parties agree that they have fundamental and complete awareness and knowledge of the Miners when they enter into this Contract. Both parties confirm that the risk of the Miners loss and damage which is not attributable to BitFuFu’s intentional misconduct shall be borne by the User/You.

IV. Hosting Service Clause

1.	The User hereby entrusts BitFuFu to deploy the Miners in the IT room provided by BitFuFu, whereby the transportation fee, deployment fee and installation fee shall be borne by the User/You.

2.	In the event of power failure over 48 hours resulting from power overhaul of the IT room and regional power malfunction and other reasons not caused by BitFuFu, BitFuFu shall promptly notify the User/You and shall use its best endeavors to restore the normal operation of the IT room.

3.	The User shall bear the hosting service fee, repairment fee and repairment transportation fee (collectively the “Operation Fees”) incurred during the operation.

The details of the Operation Fees are as follows (the following fees shall be subject to the amount actually incurred):

a)	Hosting Service fee (including labor fee): Hosting Service fee= Electricity consumed * Unit price per KWH. The annual average price shall be $0.065/KWH ~ $0.075/KWH, subject to specific price in Orders.

b)	Exemption on second installation fee: BitFuFu will exempt the second installation fee if the User replaces Miners within six months starting from the beginning of the hosting service.

c)	Repairment fee: Repairment fee will be charged to the User according to the repairment costs actually incurred.

4.	In the event of any change in the price of hosting service fee , repairment fee or other fees with respect to the Hosting Service, BitFuFu shall notify the User in a timely manner and execute the new price upon the agreement of both parties.

V. Cryptocurrency Price

The parties hereby confirm that the cryptocurrency price on a valuation day shall be determined by calculating the cryptocurrency quoted price listed on Coinbase at 10:00 a.m. (GMT+8) on such day and deducting 1% of the transaction slippage loss and over-the-counter transaction fees. In the event of any theft, failure of withdrawal of the cryptocurrency on Coinbase, resulting in any abnormality in the price of the currency, the parties may designate a representative exchange as the source of the fair cryptocurrency price.

VI. Net Miner Output

1.	The Miners will produce blockchain coin at the pool of Antpool.com. The User/You can check the operation, total hash rate, and cryptocurrency output via the observer link of this batch of the Miners.

2.	Net Miner Output is equal to the value of cryptocurrency coins produced by User’s Miners on a daily basis deducted by the Hosting Service Fee, Repairment Fee and other fees contracted in IV Hosting Service Clause.

3.	After the Miners are started operation, net Miner output will be paid to the Users’/Your account on a daily basis (Singapore time).

VII. Output Sharing Fee

1.	When the value of the Net Miner Output received by the User/You during the hosting contract period become equal to the cost of the Miners, it shall be deemed that the cost of the User’s Miner has been recovered. Thereafter, BitFuFu will charge the User/You a part of the Net Miner Outputs (as defined in article VI.2) as the Output Sharing Fee which is equal to 30% of the Net Miner Outputs. Within 3 days after the Contract/Order is signed, the User should provide supporting documents of the cost of Miners, which include but not limited to purchasing contracts and invoices. The purchase cost will be verified by BitFuFu and agreed by both parties.

2.	The Output Sharing Fee shall be settled on daily basis (Singapore time). After the recovery of the cost by the User, Miner Net Income = Net Miner Output - (Net Miner Output * 30%).

VIII. Terms and Termination of Hosting Service

1.	The term of Hosting Service under this Contract is 2 years. Except as the rules of BitFuFu platform otherwise provided, BitFuFu has the right to terminate the Hosting Service under the following circumstances:

a)	The output of Miners for 30 consecutive days is insufficient to pay the Operation fees, and the User has not paid the operating fee through other means.;

b)	The IT Room is not available for more than 180 days due to site, power, network and other reasons.

c)	The User publishes any opinions unfavorable to BitFuFu Platform in public or on social media.

d)	Other situations where BitFuFu considers it necessary to end hosting.

2.	This Agreement may be terminated if the User apply for termination of Hosting Service 30 days in advance. The User shall remove of the machine within 10 days after termination of Hosting Service. In case of overdue removal, the User will be subject to storage fee, of which the price shall be determined by actual cost of BitFuFu.

3.	Upon termination of Hosting Service, the User can choose to dispose of the Miners by:

a)	Entrust BitFuFu to sell the Miners to other party;

b)	Take away the Miners via self-pick-up.

4.	If the User entrust BitFuFu to sell the Miners, BitFuFu can charge the User a commission of 5% of the sales price of the Miners.

5.	If the User chooses to take possession the Miners by himself, the User shall bear the relevant transportation fees and relevant expenses occurred.

IX. Change and Breach of Contract

1.	Due to the rapid change of the industry, the relevant expenses of the Miners Hosting may change, and both parties are aware of and accept the possible changes.

2.	In case that the User is in breach of this Contract, BitFuFu has the right to immediately suspend or terminate the service provided to the User and take all necessary legal measures as allowed by applicable laws.

3.	If the User agrees/signs/approves/checks and confirms this Contract online, it shall constitute a legal document binding on both parties. Unless the parties reach an agreement through negotiation, the User shall not unilaterally change, rescind or terminate this Contract in any form; otherwise, the User/You shall bear all the consequences.

4.	The Miner Hosting Services Provider has been changed from FuFu Technology Limited to Ethereal Tech Pte. Ltd. for better service and was effective on November 1, 2021. The change of the provider won’t affect the provision of services.

X. Delay in Miner Deployment and operation

1.	If the deployment and the start date of operation of the Miners is delayed over ten days (the tenth day inclusive) resulting from IT room construction delay and unavailability of the IT room, BitFuFu shall promptly notify the User and actively seek a solution. In the event that BitFuFu fails to actively resolve the aforesaid problems, the User shall be entitled to terminate this Contract or Order and adopt one of the following methods:

a)	Authorize BitFuFu to sell the Miners;

b)	Take away the Miners via self-pick-up.

2.	If the User chooses to terminate this Contract pursuant to Article X.1, the User shall pay the outstanding Operation Fee and Output Sharing Fee (if any) incurred prior to the termination of this Contract.

3.	If User chooses to take away the Miners via self-pickup, User shall solely bear the transportation fees and the relevant fees occurred.

XI. Miscellaneous

1.	The User agrees to fully pay and bear the relevant taxes arising from the use of the services provided by BitFuFu.

2.	If this Contract is entered into in Chinese, English or any other language, the English version shall prevail in case of any inconsistency.

3.	This Contract shall take effect upon the User start use the services provided by BitFuFu to the termination of the services under this contract.

4.	BitFuFu may modify this Contract at any time by publishing the amended contract on this website/platform or providing the User / You with a copy of the amended contract (“Amended Contract”). The Amended Contract shall take effect from the time of its release. After the release of the Amended Contract, if the User/You continue to use BitFuFu platform/website, it is deemed that the User /You accept the Amended Contract.

XII. Force Majeure

“Force Majeure” shall mean any objective conditions that cannot be foreseen, avoided or overcome, including but without limitation, natural disasters, such as flood, volcano eruption, earthquake, landslide, fire, storms and severe weather rated by the government departments as occurring once in a century or above, social unusual events such as war, strike, turmoil, etc., and government actions such as government intervention, restriction, prohibition, and power failure and network disconnection resulting from inspections or bans by the Service Charges and communication network authorities, network or service disruption or data loss or identity theft as a result of hacker or virus attacks, etc.

If either party is unable to perform or delays to perform its obligations under this Contract in whole or in part due to Force Majeure, the party affected by the Force Majeure shall notify in writing the other party within three days from the date of the occurrence of the Force Majeure and provide the evidence to explain the reasons for such failure to perform its obligations under this Contract in whole or in part or delay of performance within ten days from the date of the occurrence of such Force Majeure.

The party affected by the Force Majeure shall take all necessary measures to minimize the losses and to promptly resume performance hereunder whenever the causes of such Force Majeure are excused, except where the performance of this Contract has been rendered impossible or unnecessary. The party affected by the aforesaid Force Majeure shall not be held liable for any such non-performance or partial performance and the other party shall not request for any damages.

XIII. Dispute Resolution

1.	The formation, validity, performance, interpretation and dispute resolution of this Contract shall be governed by the laws of Singapore (excluding conflict law).

2.	Any dispute, controversy or claim (the “Dispute”) arising out of or relating to this Contract, or the breach, termination or validity hereof, shall be resolved by the parties through friendly negotiation. In case no settlement is reached through negotiation, either party may submit the Dispute to Singapore International Arbitration Centre for arbitration. The award of the arbitral tribunal shall be final and binding upon the parties thereto.

(By clicking the following button, You will be deemed to have fully accepted this Contract and have confirmed, acknowledged and fully understood all contents and risks of this Contract.

◎I have read and agreed to the content of this Contract. I am willing to undertake all the obligations and responsibilities arising from this Contract and agree to all the content of this Contract.)

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